Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Chris Watson KVH Industries 401-845-8138 cwatson@kvh.com

KVH Receives $6 Million Fiber Optic Gyro Order

from Kongsberg Defence & Aerospace

Kongsberg to integrate KVH precision fiber optic gyros (FOGs) in stabilized remote weapons

MIDDLETOWN, RI – April 21, 2008 – KVH Industries, Inc., (Nasdaq: KVHI) today announced that it has received a $6 million order for its precision fiber optic gyros (FOGs) from Kongsberg Defence & Aerospace for use in the Protector family of remote weapon stations. The contract is subject to the successful completion of DSP-3100 testing and qualification. This order represents an initial procurement of DSP-3100 FOGs with shipments scheduled to begin during the third quarter of 2008.

“This clearly establishes KVH’s fiber optic gyros as a premier source for stabilization and pointing sensors to support these mission-critical applications,” remarked Martin Kits van Heyningen, KVH’s chief executive officer. “Our FOGs have proven themselves over the course of the last two years by playing an integral role on similar stabilized weapon systems already fielded in Iraq and elsewhere. We look forward to building upon our relationship with Kongsberg as worldwide demand for this critical military equipment expands.”

The Protector family of remote weapon stations substantially improves crew safety and weapon accuracy by allowing gunners to operate, aim, and fire the weapon from inside the safety of their vehicles, taking the gunners out of turret positions where they are exposed to hostile fire. Kongsberg’s Protector will rely on three of KVH’s new DSP-3100 FOGs to provide precise stabilization and weapon recoil control while ensuring that the weapon stays on target whether the vehicle is stationary or on the move.

With its all-fiber design and patented Digital Signal Processing (DSP) technology, KVH’s DSP-3100 FOG offers high reliability, superior accuracy and performance, and exceptional vibration, shock, and acceleration survivability at an affordable cost. KVH’s fiber optic guidance and sensor systems are used in an array of commercial and defense-related stabilization, navigation, autonomous vehicle, and precision guidance applications.

KVH’s fiber optic gyro resource page – http://www.fiberopticgyro.com – offers additional details regarding KVH’s fiber optic gyro solutions.

Visit http://www.kongsberg.com for additional information about Kongsberg and its Protector family of remote weapon stations.

Note to Editors: High-resolution photos of the DSP-3100 fiber optic gyro are available at http://press.kvh.com for download and editorial use.

About KVH Industries, Inc.

KVH Industries, Inc., is a premier manufacturer of systems to provide access to live mobile media ranging from satellite TV to telephone and high-speed Internet for vehicles and vessels as well as a leading source of navigation, pointing, and guidance solutions for maritime, defense, and commercial applications. The company’s products are based on its proprietary mobile satellite antenna and fiber optic technologies. An ISO 9001-certified company, KVH is based in Middletown, Rhode Island.

This release may contain certain forward-looking statements that involve risks and uncertainties. Forward-looking statements include, for example, the functionality, characteristics, quality and performance of KVH’s products and technology; and customer preferences, requirements and expectations. The actual results could differ materially. Factors that may cause such differences include, among others, uneven military sales cycles, changes in military fielding and equipment requirements, and changes in international situations, as well as those discussed in KVH’s most recent Form 10-K filed with the SEC. KVH does not assume any obligation to update its forward-looking statements to reflect new information or developments.

KVH is a registered trademark of KVH Industries, Inc. All other trademarks are the property of their respective companies.

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